Exhibit 5.1

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200	901 K STREET, NW
FACSIMILE: (2l2) 480-8421	WASHINGTON, DC 20001
WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

August 30, 2024

Ardmore Shipping Corporation

Belvedere Building, Ground Floor

69 Pitts Bay Road

Pembroke, HM08

Bermuda

Re:	Ardmore Shipping Corporation

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Ardmore Shipping Corporation, a Marshall Islands Corporation (the “Company”), in connection with the Company’s registration statement on Form F-3 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration for sale in one or more public offerings by the Company (the “Offerings”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of $500,000,000 of securities, which may include common shares, par value $0.01 per share, of the Company (the “Common Shares”) (including any Common Shares issued as part of, or issuable upon the conversion or exercise of, any other Securities (defined below)), preferred shares, par value $0.01 per share, of the Company (the “Preferred Shares”) (including any Preferred Shares issued as part of, or issuable upon the conversion or exercise of any other Securities), debt securities of the Company, which may include convertible debt securities (collectively, the “Debt Securities”), warrants to purchase Common Shares, Preferred Shares or Debt Securities (the “Warrants”), and units comprised of any of the foregoing securities (the “Units” and together with the Common Shares, the Preferred Shares, the Debt Securities, and the Warrants, the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offerings have been duly authorized, executed and delivered by each of the parties thereto other than the Company; (ii) the terms of the Offerings will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) after the issuance of the Common Shares offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued Common Shares, together with the total number of Common Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding or included in the Offerings, will not exceed the total number of authorized Common Shares under the Company’s Amended and Restated Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Common Shares so issued; and (iv) after the issuance of the Preferred Shares offered pursuant to the Registration Statement, as amended or supplemented, the total number of issued Preferred Shares, together with the total number of Preferred Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding or included in the Offerings, will not exceed the total number of authorized Preferred Shares under the Company’s Amended and Restated Articles of Incorporation, as amended and then in effect, and that par value of $0.01 per share has been paid for the Preferred Shares so issued.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1.

The Common Shares constituting a portion of the Securities, and any Common Shares underlying the Debt Securities, Warrants, or Units constituting Securities, have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the Common Shares will be validly issued, fully paid and non-assessable.

2.

When (a) the terms of any particular series of Preferred Shares have been established in accordance with the Company’s Amended and Restated Articles of Incorporation, as amended from time to time, and applicable corporate proceedings authorizing the issuance and sale of Preferred Shares, (b) a statement of designations or amendment to the Company’s Amended and Restated Articles of Incorporation conforming with Marshall Islands law regarding the Preferred Shares has been filed with and accepted by the Registrar of Corporations of the Republic of the Marshall Islands and (c) the Preferred Shares constituting a portion of the Securities, and any Preferred Shares underlying the Debt Securities, Warrants, or Units constituting Securities, have been issued, sold and paid for as contemplated in the Prospectus, the Preferred Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” and “Service of Process and Enforcement of Civil Liabilities” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP